Exhibit 99.1

N E W S    R E L E A S E

For Immediate Release

Contact:	HemaCare Corporation Robert S. Chilton, Executive Vice President and Chief Financial Officer 877-310-0717, extension 5312 www.hemacare.com

HEMACARE REPORTS IMPROVEMENT IN SEQUENTIAL SECOND QUARTER
OPERATING PERFORMANCE BEFORE NON-RECURRING EXPENSES

___________________________________________________________________________________

Los Angeles, Calif., August 14, 2007 --- HemaCare Corporation (OTC Bulleting Board: HEMA.OB), a provider of blood products and services for clinical and research applications, today announced second quarter 2007 results. Revenue increased 14% to $9.6 million from the same period of 2006, with a net loss of $413,000 or $0.05 per share basic and diluted. Included is a $326,000 non-recurring charge for severance expenses associated with the June 29, 2007, resignation of Judi Irving as President and Chief Executive Officer. Without severance expense, pro forma net loss for the quarter was $87,000, which represents a sequential improvement of $260,000 when compared to the reported $347,000 net loss for the first quarter of 2007.

Revenue growth was driven by an 18% increase in blood product sales, which were $8 million compared to $6.8 million in the second quarter of the prior year. This gain was due to the August 2006 acquisition of the company’s HemaCare BioScience subsidiary, which supports research and development programs for pharmaceutical and clinical diagnostic companies. Blood services sales grew approximately 1.5% in the quarter.

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15350 Sherman Way, Suite 350, Van Nuys, CA 91406     •    Phone 818.226-1968     •    Fax 818.251.5300

Total company gross profit was $1.3 million in the quarter, compared to $1.5 million in 2006. This change was primarily due to fewer donor collections resulting from turnover and vacancies in the California donor recruitment staff. In addition, pricing competition restricted the company’s ability to pass along cost increases for staffing, supplies, fuel, and quality control testing. Blood products gross profit percentage was 14% in the quarter compared to 18% in 2006. Changes in geographic sales mix were the principal cause of a $23,000, or 9%, reduction in blood services gross profit.

The second quarter of 2006 did not include executive severance, interest on acquisition related debt or 123R share-based compensation expense for all of the independent directors. When these items are removed from the 2007 general and administrative expenses, the category increased 18.5% when compared to the prior year. This increase resulted from various costs, including professional fees, temporary personnel, facility charges, and implementation of new IT systems that will support future growth.

Sales for the first six months grew 14% as a result of the HemaCare BioScience acquisition, while profits decreased $1.2 million to a net loss of $760,000. A decline in blood products gross profit, the non-recurring severance charge and increased operating expenses were the principal factors affecting first half profitability.

“The Company is addressing operational issues that contributed to the recent decline in profitability, while also focusing on the growth potential in serving research markets,” said Jay Steffenhagen, Interim Chief Executive Officer. “We believe HemaCare BioScience can grow research sales and profits, which when combined with improvements in California clinical products, will continue the quarter to quarter sequential gains seen in this quarter’s pro forma results. In fact, HemaCare BioScience just entered into the largest testing contract in its history.”

ABOUT HEMACARE CORPORATION

Founded in 1978, HemaCare is a provider of blood products and services to the healthcare industry in the U.S. HemaCare is licensed by the FDA and accredited by the AABB. The Company focuses on providing cost effective, high quality solutions to organizations with a need for blood-related products and services.

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15350 Sherman Way, Suite 350, Van Nuys, CA 91406     •    Phone 818.226-1968     •    Fax 818.251.5300

This press release contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.) Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the Company’s ability to continue or maintain the improvement in the revenues and margins of its blood products or blood services segments; its ability to continue to control general and administrative expenses as a percent of sales; the need to successfully complete its operating plan to improve profits; the potential inability of the Company to meet future capital needs; changing demand for blood products could affect profitability; market prices might not rise as costs increase; competition may cause a loss of customers and an increase in costs; operations depend on obtaining the services of qualified medical professionals and competition for their services isstrong; declining blood donations; the Company’s dependence on reimbursement rates of third party providers; targeted partner blood drives involve higher collection costs; reliance on relatively few vendors for significant supplies and services could affect the Company’s ability to operate; limited access to insurance; the competitive advantage enjoyed by not-for-profit companies; potential changes in the healthcare industry; future technology for blood collection and blood replacement; the impact of heavy regulation in the Company’s industry; potential liability for undetected blood pathogens and other product safety and liability concerns; environmental risks associated with biohazardous substances; business interruption due to hurricanes or earthquakes could adversely impact profitability; the threat of business interruption due to terrorism and the security measures taken in response to terrorism; the provisions of the Company’s charter documents that might delay or prevent an acquisition or sale of the Company; lack of liquidity and market risk associated with OTC Bulletin Board stocks; volatility in stock price; potential dilution that could result from future sales of the Company’s common stock; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

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15350 Sherman Way, Suite 350, Van Nuys, CA 91406     •    Phone 818.226-1968     •    Fax 818.251.5300

(Financial Table Follows)

HemaCare Corporation

Condensed Consolidated Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Statements of (Operations) Income

Revenues	$9,646,000	$8,432,000	$19,002,000	$16,620,000

Gross profit	1,325,000	1,490,000	2,452,000	3,138,000

General and administrative expenses (including $326,000 in non-recurring severance expense in periods ended June 30, 2007)	1,731,000	1,121,000	3,205,000	2,667,000

(Loss) income before income taxes	(406,000)	369,000	(753,000)	471,000

Provision for income taxes	7,000	9,000	7,000	26,000

Net (loss) income	$(413,000)	$360,000	$(760,000)	$445,000

Basic (loss) earnings per share	$(0.05)	$0.04	$(0.09)	$0.05

Diluted (loss) earnings per share	$(0.05)	$0.04	$(0.09)	$0.05

Weighted average shares outstanding – basic	8,673,000	8,199,000	8,354,000	8,122,000

Weighted average shares outstanding - diluted	8,673,000	9,325,000	8,354,000	9,140,000

	June 30, 2007	December 31, 2006
Balance Sheets

Assets
Cash and cash equivalents	$908,000	$1,136,000
Other current assets	7,947,000	9,392,000
Non-current assets	9,184,000	8,519,000
Total assets	$18,039,000	$19,047,000

Liabilities and Shareholders’ Equity
Current liabilities	$7,155,000	$8,280,000
Long-term liabilities	954,000	914,000
Shareholders’ equity	9,930,000	9,853,000
Total liabilities and shareholders’ equity	$18,039,000	$19,047,000

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15350 Sherman Way, Suite 350, Van Nuys, CA 91406     •    Phone 818.226-1968     •    Fax 818.251.5300